CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the Allstar Inns Inc. Employee Stock Option Plan (1990), as amended, the Allstar Inns Inc. Restricted Stock Plan and the Allstar Inns Inc. Executive Stock Option Agreement, and to the incorporation by reference therein of our report dated January 24, 1997, with respect to the financial statements of Allstar Inns Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                         ERNST & YOUNG LLP

January 24, 1997
Woodland Hills, California